Exhibit (a)(2)

VIRGIN MEDIA INC.

NOTICE TO HOLDERS

of the 6.50% Convertible Senior Notes due 2016

(CUSIP Number: 92769LAB7)

Reference is made to the Fundamental Change Notice and Offer to Purchase issued by Virgin Media Inc. (the “Company”) on June 10, 2013 (the “Fundamental Change Notice”) to holders (the “Holders”) of its 6.50% Convertible Senior Notes due 2016 (the “Notes”). All capitalized terms used but not specifically defined in this notice shall have the meanings given to such terms in the Fundamental Change Notice.

The Company hereby provides notice to Holders that its previously announced offer to purchase the Notes expired at 5:00 p.m., New York City time, on July 9, 2013.

The Bank of New York Mellon, the Paying Agent for the Notes, has advised the Company that as of July 10, 2013, $1,000 aggregate principal amount of Notes were tendered and accepted for purchase pursuant to the Repurchase Right and $54,780,000 aggregate principal amount of Notes remain outstanding (after giving effect to exchanges of the Notes).

The Paying Agent and Conversion Agent for the Notes is:

The Bank of New York Mellon

By Regular, Registered or Certified Mail or Overnight Courier:	For Information:	By Facsimile:

The Bank of New York Mellon 101 Barclay St 4E New York, NY 10286 Attention: Joellen McNamara	212-815-5587	212-815-5366

VIRGIN MEDIA INC.

July 10, 2013